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                                                                   EXHIBIT 10.14

                            COLLABORATION AGREEMENT

     This Collaboration Agreement (the "Agreement") is dated as of February 26, 1999 by and between EXELIXIS PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 260 Littlefield Avenue, South San Francisco, California, USA 94080 ("Exelixis"), and PHARMACIA & UPJOHN AB, a corporation organized and existing under the laws of Sweden having a place of business at Lindhagensgatan 133, S-112 87 Stockholm, Sweden ("P&U"), to become effective on the date specified in Section 13.1 (the "Effective Date"). Exelixis and P&U are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    Recitals

     A. P&U is a multinational health care company that has expertise and capability in developing and marketing human pharmaceuticals and has research and development programs in the areas of, inter alia, metabolic syndrome and Alzheimer's disease.

     B. Exelixis is a biotechnology company that has expertise and proprietary technology relating to genetic model systems, genomics and computational biology and is applying such technology to discover and validate targets for drug discovery in a variety of disease areas, including metabolic syndrome and Alzheimer's disease.

     C. P&U and Exelixis desire to establish a collaboration to apply such Exelixis technology and expertise to the identification and characterization of biochemical pathways and targets in specific research areas relevant to metabolic syndrome and Alzheimer's disease, and to provide for the development and commercialization of novel prophylactic and therapeutic products based on such research.

     D. P&U is making a concomitant investment in Exelixis pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") and a Note Purchase Agreement (the "Note Purchase Agreement"), each of which is executed concurrent with the execution of this Agreement.

     NOW, THEREFORE, the Parties agree as follows:

1.   DEFINITIONS

     The following terms shall have the following meanings as used in this
Agreement:

     1.1 "Abandoned Target" means a Target not being pursued for the reasons set forth in Section 4.4.
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     1.2   "Affiliate" means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this
Section 1.2, the word "control" (including, with correlative meaning, the terms "controlled by" or "under the common control with") means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise. The Parties agree that Artemis Pharmaceuticals GmbH is an Affiliate of Exelixis except for purposes of Section 13.14.

     1.3 "Alzheimer's Disease" means senile dementia associated with characteristic neuropathology including without limitation amyloid plaques, neurofibrillary tangles, and atrophy.

     1.4 "Annual FTE Rate" means the amount to be paid over one year by P&U to Exelixis to support one FTE. The Annual FTE Rate will be [ * ] per year for calendar year 1999. For each subsequent calendar year, this rate will be [ * ]

     1.5 "Applicable Field" means the Field of the Research Program in which a particular Selected Target was identified.

     1.6   "Candidate Target" [ * ]

     1.7   "Central Nervous System Research" means research concerning [ * ].

     1.8 "Collaboration" means all the research-related activities performed by or on behalf of Exelixis or P&U pursuant to the Research Programs under this Agreement.

     1.9 "Collaboration Compound" means any molecule that (a) has a molecular weight less than or equal to [ * ], (b) has the ability to inhibit, activate or otherwise modulate the activity of a Selected Target or its encoded protein and
(c) is discovered, identified or synthesized by or on behalf of P&U or its Affiliate or sublicensee.

     1.10 "Controlled" means, with respect to any gene, protein, compound, material, Information or intellectual property right, that the Party owns or has a license to such gene, protein, compound, material, Information or intellectual property right and has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such gene, protein, compound, material, Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

     1.11 "Diligent Efforts" means the carrying out of obligations or tasks in a sustained manner consistent with the efforts a Party devotes to a product or a research, development or marketing project of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing. Diligent Efforts requires that the Party: (i) promptly assign responsibility for such obligations to specific employee(s) who are


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held accountable for progress and monitor such progress on an on-going basis,
(ii) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (iii) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

     1.12 "Field" means either (a) the Field of Alzheimer's Disease or (b) the Field of Metabolic Syndrome.

     1.13 "Field of Alzheimer's Disease" means all areas of research based on a mutually acceptable definition of a clinical indication, biochemical pathway or biological process [ * ].

     1.14 "Field of Metabolic Syndrome" means all areas of research based on a mutually acceptable definition of a clinical indication, biochemical pathway or biological process [ * ].

     1.15 "FTE" means the equivalent of one researcher working full time for or on behalf of Exelixis for one 12-month period.

     1.16 "Genetic Assay" means an in vivo system of elucidating, for the purpose of Candidate Target identification, the functions of the Genetic Entry Point and of other genes or gene products in the same or related pathway, such analysis involving: (a) comparing [ * ] with [ * ], and (b) using such comparison to determine whether [ * ].

     1.17 "Genetic Entry Point" means the gene or gene product that is the focus of a Genetic Screen or Genetic Assay.

     1.18 "Genetic Screen" means a systematic analysis, for the purpose of Candidate Target identification, of the functions of the Genetic Entry Point and of other genes or gene products in the same or related pathway, such analysis involving: [ * ].

     1.19 "Homolog" means a gene or gene product that has [ * ] homology to a Selected Target.

     1.20 "Independent Research" means research that is conducted by Exelixis outside the scope of this Agreement either independently or pursuant to an agreement with a Third Party that (i) is not in conflict with Article 6 or (ii) is permitted by Sections 5.3 and 5.4.

     1.21 "Information" means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

     1.22 "Joint Inventions" means any and all inventions, developments, results, know-how and other Information, and all intellectual property relating thereto, made jointly by employees or agents of both Parties pursuant to work conducted in the Research Program.

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     1.23  "Joint Management Team" or "JMT" means the committee described in
Section 2.2.

     1.24  "Joint Patent Committee" or "JPC" means the committee described in
Section 2.4.

     1.25 "Joint Scientific Committee" or "JSC" means one of the committees described in Section 2.3.

     1.26  "Major Market" means [ * ].

     1.27 "Net Sales" means the amount billed by P&U or its Affiliate or sublicensee for sales of a Product to a Third Party purchaser, less the following to the extent actually allowed or incurred with respect to such sales:
(i) discounts, including cash discounts (including quantity discounts), charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups (provided that if any such discounts or reductions are based on sales to the customer of multiple products, the amount of such discount or reduction that may be allocated to the Products sold shall be on the basis of a methodology approved by the JMT); (ii) credits or allowances actually granted upon rejections or returns of Products, including for recalls or damaged goods; (iii) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Products, to the extent billed; and (iv) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of Products, including without limitation value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds, and specifically excluding taxes based on net income of the seller, and all of the foregoing to the extent calculated in accordance with generally accepted accounting principles consistently applied throughout the party's organization.

     1.28 "Patent" means (i) unexpired letters patent (including inventor's certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (ii) pending applications for letters patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

     1.29 "Pre-existing Technologies" means any and all inventions, developments, results, know-how and other Information, and all intellectual property relating thereto, made, created or invented by a Party, its employees or its agents prior to the Effective Date.

     1.30 "Product" means any human therapeutic or prophylactic product that comprises or incorporates a Collaboration Compound, but excluding products where
(i) [ * ] and (ii) [ * ].

     1.31 "Regulatory Approval" means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses,

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registrations or authorizations of any national, supra-national (e.g., the
European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Product in a regulatory jurisdiction.

     1.32 "Research Program" means, with respect to a particular Field, all current or terminated Research Projects relating to such Field.

     1.33 "Research Project" means the planning, execution, and analysis of a research project focused on a particular area of research within a Field based on a mutually acceptable definition of a clinical indication, biochemical pathway or biological process or related clinical indications, biochemical pathways or biological processes. A Research Project will typically be defined by [ * ] and will be initiated with [ * ].

     1.34 "Research Plan" means the plan that sets forth the research work to be performed by Exelixis and P&U in the course of a particular Research Program.

     1.35 "Research Term" means the period during which research activities of the Parties under the Collaboration shall be conducted, as set forth in Section 3.2.

     1.36 "Selected Target" means a Candidate Target that has been selected as set forth in Section 4.1. As used in this Agreement, rights and obligations of the Parties with respect to a particular Selected Target shall also apply to [ * ].

     1.37 "Sole Inventions" means any and all inventions, developments, results, know-how and other Information, and all intellectual property relating thereto, made, discovered or developed solely by a Party and its employees or agents pursuant to work performed in the Collaboration under the Agreement.

     1.38 "Target" means any gene or gene product that is identified in the course of a Research Program and that may include, without limitation, a Candidate Target, Selected Target or Abandoned Target.

     1.39  "Third Party" means any entity other than (i) Exelixis, (ii) P&U or
(iii) an Affiliate of either of them.

     1.40 "Third Party Contract Research" means research conducted for the benefit of the Collaboration, approved and managed by the JMT as set forth in
Section 3.9, and funded by P&U as set forth in Section 7.3.

     1.41 "Top 20 Pharmaceutical Company" means a Third Party listed in Exhibit A, which the Parties agree to revise in good faith as needed during the term of the Agreement.

2.   MANAGEMENT OF THE COLLABORATION

     2.1 Overall Management Structure. The Parties agree to establish a multi-level committee structure to manage and direct the Collaboration and the relationship of the Parties in pursuing the research and development goals of this Agreement. The committee structure is intended to facilitate decision making and management of the various Collaboration activities of the Parties, and each Party agrees to use good faith, cooperative efforts to facilitate and assist the


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efforts of such committees. The overall management of the Collaboration shall be vested in the Joint Management Team (the "JMT"), with responsibility, as further discussed in Section 2.2, for establishing the strategic direction of the Collaboration and for managing and directing the research efforts of the Parties under the Collaboration. The day-to-day management and direction of each Research Program shall be managed by a Joint Scientific Committee (a "JSC") dedicated to each such Research Program, and the Joint Scientific Committees shall report to and be managed by the JMT. In addition, the Parties shall establish a Joint Patent Committee (the "JPC"), reporting to the JMT, which shall be responsible for managing and directing the securing of appropriate intellectual property protection for the Sole Inventions and Joint Inventions arising from the Collaboration. Each JSC shall cease to exist after its second meeting after the termination of the Research Term, but the JMT and the JPC shall continue to meet throughout the term of the Agreement.

     2.2   Joint Management Team.

           (a) Membership. The Joint Management Team (the "JMT") shall be composed of six members, three members appointed by each Party. Within 30 days after the Effective Date, each Party shall appoint three representatives from its senior management team to the JMT; at least one representative from each Party shall also be the Party's Head of Research or a mutually agreeable designate. With the exception of the Party's Head of Research, each Party may replace its JMT representatives at any time upon written notice to the other Party. P&U will designate one of its representatives as Chairperson of the JMT. The Chairperson shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within 30 days thereafter.

           (b) Responsibilities. During the term of this Agreement, the JMT shall meet a minimum of two times per year as provided in Section 2.5. The JMT shall operate by [ * ] and in accordance with the principles set forth in this
Article 2. It shall determine the overall strategy for the Collaboration and shall be make all major business and strategic decisions. The JMT shall evaluate the progress of the Research Programs and monitor compliance with the diligence provisions set forth in Section 4.2, and it will make the final decisions regarding: (i) significant modification of a Research Program or Research Plan,
(ii) approval of Third Party Contract Research proposed by a JSC; and (iii) approval of expenditures proposed by the JPC regarding the management of Collaboration intellectual property portfolio. To the extent necessary to carry out its responsibilities, the JMT members shall be granted access to the other Party's relevant confidential information. In particular, it is expected that members of the JMT, in assessing modifications to a Research Program, shall be granted access to higher levels of the proprietary or confidential information of the other Party than is provided to the other committees or to the employees of such Party working on the Collaboration. The JMT shall discuss in good faith and agree on the level of such access that is needed to achieve the goals and intent of the Parties.

     2.3  Joint Scientific Committees.

           (a) Membership. For each Research Program, the Parties shall establish a separate Joint Scientific Committee (a "JSC") composed of four representatives, two members appointed by each of the Parties. One representative from each Party on a JSC shall be the

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individual at the Party with primary responsibility for the day-to-day management and execution of the Research Program. Exelixis' other representative shall be its Head of Research or such person's designee; P&U's other representative shall be the person who heads research in the therapeutic area of the Research Program or such person's designee. Each JSC will report directly to the JMT and shall take its direction from the JMT. Each Party may replace its appointed JSC representatives at any time upon written notice to the other Party. Exelixis shall designate one of its representatives as Chairperson of the JSC, and P&U shall designate one of its representatives as Vice-Chairperson. The Chairperson shall be responsible for scheduling meetings and preparing and circulating an agenda in advance of each meeting. The Vice-Chairperson shall be responsible for preparing and issuing minutes of each meeting within 30 days thereafter.

     (b) Responsibilities. During the Research Term and for two quarters thereafter, each JSC shall meet on a quarterly basis as provided in Section 2.5. Each JSC shall operate by consensus and in accordance with the principles set forth in this Article 2. It shall be responsible for the planning and execution of the Research Program. At its meetings, the JSC shall review the progress of current Research Projects and consider adopting new Research Projects and modifying or canceling current Research Projects. At the next JMT meeting, the JSC shall summarize for the JMT the progress of the Research Program since the last JMT meeting, bring to the attention of the JMT any overarching issues or significant changes in a Research Program, address any issues raised by the JMT at its previous meeting, and present Third Party Contract Research proposals, if any. The JSC shall also decide whether to select a Candidate Target as a Selected Target pursuant to Section 4.1. Leaders of individual Research Projects will be encouraged to communicate with the JSC as appropriate to facilitate the successful execution of their respective Research Projects. In addition, each JSC will represent the initial forum for conflict resolution regarding the research under the Collaboration as set forth in Section 2.6.

     2.4 Joint Patent Committee. The Joint Patent Committee (the "JPC"), in consultation with the JMT, will devise a strategy for the protection of intellectual property arising from the Collaboration. This committee will consist of one member from each Party's senior management team or the Party's designated alternate. The P&U representative will serve as the Chairperson of the JPC. The JPC shall report directly to the JMT. During the term of this Agreement, the JPC will meet at least once per year, as provided in Section 2.5, and may hold additional meetings at the request of either Party.

     2.5 Meetings. The Parties shall endeavor to schedule meetings of the JMT, JPC, and the JSCs at least one year in advance. Meetings for the JSCs shall be held on the same day or consecutive days in New Jersey or, with the consent of P&U, in San Francisco. When possible, the meetings of the JMT and JPC should occur at the same location as the JSC meetings, with the JMT meeting occurring after the meetings of the JSCs and the JPC, if applicable. With the consent of the representatives of each Party serving on a particular committee, other representatives of each Party may attend meetings of that committee as nonvoting observers. A meeting of a committee may be held by audio or video teleconference with the consent of each Party, provided that at least half of the minimum number of meetings for that committee shall be held in person. Meetings of a committee shall be effective only if at least one representative of


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each Party is present or participating. Each Party shall be responsible for all of its own expenses of participating in the committee meetings.

     2.6 Research-Related Dispute Resolution. Any dispute regarding the research under the Collaboration that may arise during the Research Term shall be brought to the attention of the applicable JSC, and the JSC shall attempt in good faith to achieve a resolution. If the JSC is unable to resolve the dispute, it shall present the dispute to the JMT. If the JMT is unable to resolve the dispute despite the good faith efforts of its members, then [ * ]. This Section
2.6 shall not apply to disputes regarding the allocation of FTEs following P&U's termination of a Research Program pursuant to Section 3.5.

     2.7 Obligations of Parties. Exelixis and P&U shall provide the JSCs, JPC and JMT and their authorized representatives with reasonable access during regular business hours to all records, documents, and Information relating to the Collaboration which any such committee may reasonably require in order to perform its obligations hereunder, provided that if such documents are under a bona fide obligation of confidentiality to a Third Party, then Exelixis or P&U, as the case may be, may withhold access thereto to the extent necessary to satisfy such obligation.

     2.8   Collaboration Guidelines.

           (a) General. In all matters related to the Collaboration, the Parties shall be guided by standards of reasonableness in economic terms and fairness to each of the Parties, striving to balance as best they can the legitimate interests and concerns of the Parties, to further the Research Programs and to realize the economic potential of the Products.

           (b) Independence. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Exelixis and P&U is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.

3.   RESEARCH PROGRAMS

     3.1 Overview. The general goals and intent of the Collaboration are to apply the Exelixis technology to discovering Candidate Targets that may be useful as tools for the discovery and development of drugs useful in the prevention, treatment or cure of Metabolic Syndrome or Alzheimer's Disease. The Collaboration will consist of two Research Programs, one in the Field of Metabolic Syndrome and the other in the Field of Alzheimer's Disease. Each Research Program will involve a number of specific Research Projects, each focused on a [ * ]. Exelixis hereby covenants that it will apply in its performance of work under the Research Programs: (a) all of its relevant technology now existing or developed during the Collaboration (including Third Party technology as to which Exelixis holds a license permitting its use in the Research Programs) and (b) any data Controlled by Exelixis, including without limitation [ * ], useful to the Research Programs.


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     3.2   Research Term.  The Research Term shall commence on the Effective
Date and shall continue until terminated as set forth in this Section 3.2 or until the Agreement is terminated pursuant to Section 10.2. The FTE funding commitments of P&U and Exelixis set forth in Section 3.4 and the payment obligations of P&U set forth in Sections 7.3 and 7.4 shall remain in force until the termination of the Research Term. If there are no Selected Targets as of the termination of the Research Term, this Agreement shall then expire pursuant to
Section 10.1.

          (a) Each Party shall have the right, exercisable no later than [ * ] after the Effective Date, to terminate the Research Term by providing written notification thereof to the other Party. If a Party decides to terminate the Research Term, such termination shall be effective on the third anniversary of the Effective Date. If neither Party decides to terminate the Research Term, such Research Term shall continue at least until the fifth anniversary of the Effective Date.

           (b) If neither Party decides pursuant to Section 3.2(a) to terminate the Research term, each Party shall have the right, exercisable no later than [ * ] of the Effective Date, to terminate the Research Term by providing written notification thereof to the other Party. If a Party decides to terminate the Research Term, such termination shall be effective on the fifth anniversary of the Effective Date. If neither Party decides to terminate the Research Term, such Research Term shall continue at least until the sixth anniversary of the Effective Date.

           (c) Starting with the fifth anniversary of the Effective Date and continuing on each anniversary for so long as neither Party decided on the previous anniversary to terminate the Research Term, each Party shall have the right, exercisable no later than [ * ] of the Effective Date, to terminate the Research Term by providing written notification thereof to the other Party. If a Party decides to terminate the Research Term, such termination shall be effective on the next anniversary of the Effective Date. If neither Party decides to terminate the Research Term, such Research Term shall continue for at least [ * ] beyond the anniversary associated with such failure to decide.

           (d) If [ * ] ceases to be employed by Exelixis at any time during the Research Term, Exelixis will use Diligent Efforts to find a replacement acceptable to P&U. If no replacement acceptable to P&U is identified within [ * ] of the departure of [ * ], then P&U shall have the right to terminate the Research Term by providing written notification thereof to Exelixis. Such termination shall be effective [ * ] after such notification is received by Exelixis.

           (e) If Third Party technology rights come to the attention of the Parties after the Effective Date [ * ], then P&U shall have the right to terminate the Research Term on [ * ] advance notice to Exelixis. If the Third Party technology rights in question [ * ], then the Parties shall endeavor to substitute a new Research Program under Section 3.5 rather than terminate the Research Term. If the Parties fail to agree upon a new Research Program within [
* ] of the initiation of such discussions, then P&U shall then have the right to terminate the Research Term on [ * ] advance notice to Exelixis.

     3.3 Research Plans. Initial Research Plans for the Research Programs in the Field of Metabolic Disease and the Field of Alzheimer's Disease have been approved by the Parties concurrent with the execution of this Agreement. Each Research Plan may be amended by the


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applicable JSC, during the course of a particular Research Program, based upon the results achieved in the Research Program. Any such amendments shall be reviewed and approved by the JMT, and the amended Research Plan shall thereafter be in effect.

     3.4   FTE Commitments.

           (a) For the first three years of the Research Term, P&U shall fund research under this Agreement for the number of Exelixis FTEs set forth in Table
1. The Parties anticipate that, in the first year of the Research Term, [ * ]

                                     [ * ]

           (b) From the third anniversary of the Effective Date until the termination of the Research Term, there shall be no less than [ * ] FTEs in the Research Program in Alzheimer's Disease and [ * ] FTEs in the Research Program in Metabolic Syndrome as determined by the JMT. P&U shall fund [ * ] such FTEs.

           (c) At any time during the Research Term, P&U may fund, at the Annual FTE Rate, up to [ * ] additional FTEs (or more with the consent of Exelixis) for a minimum commitment of one year (but not more than an aggregate of [ * ] FTEs), such FTEs to be allocated between the Research Programs at the discretion of the JMT. Exelixis shall have a reasonable time in which to locate resources to fill such FTE positions.

     3.5 Termination of a Research Program. At any time during the Research Term after [ * ], P&U may terminate a Research Program by providing written notice thereof to Exelixis, the JMT and the applicable JSC. Termination of the Research Program shall be effective [ * ] following such notice, and it shall have no effect on the total number of FTEs funded by P&U. The Parties shall mutually agree in writing whether to transfer the FTEs allocated for the terminated Research Program to (i) current or new Research Project(s) in the remaining Research Program, (ii) a new Research Program within the field of Central Nervous System Research or the Field of Metabolic Syndrome or (iii) a new Research Program in another field (such as aspects of [ * ]) upon such terms as are mutually agreed by the Parties, such agreement not to be unreasonably withheld. In no case shall a new Research Project(s) or a new Research Program be based upon or an extension of Independent Research. If the Parties choose option (i), then the JMT shall amend the applicable Research Plan to include any additional Research Projects. If the Parties choose option (ii), then they shall agree to a new Research Plan and they will in good faith amend the applicable definitions and the other relevant provisions of this Agreement to conform it to such changes in research. If the JMT does not receive written, mutually agreed-upon instructions from the Parties prior to the termination effective date, the JMT will automatically transfer the FTEs allocated for the terminated Research Program to one or more current Research Projects in the remaining Research Program.

     3.6 Conduct of Research. The Parties shall use Diligent Efforts to conduct their respective tasks, as assigned under the Research Plans, throughout the Collaboration and shall conduct the Collaboration in good scientific manner, and in compliance in all material respects with the requirements of applicable laws, rules and regulations and all applicable good laboratory practices to attempt to achieve their objectives efficiently and expeditiously.


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     3.7   Records.  Each Party shall maintain complete and accurate records of all work conducted under the Collaboration and all results, data and developments made pursuant to its efforts under the Collaboration. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Collaboration in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right to review and copy such records of the other Party at reasonable times to the extent necessary for such Party to conduct its research or other obligations under the Agreement.

     3.8 Reports. During the Research Term, each Party shall report to the JSCs no less than once per quarter and will periodically submit to the other Party and the relevant JSC a written progress report summarizing the work performed under each Research Program in relation to the Research Plan and goals of the Research Program. The Parties agree that the Information to be delivered by Exelixis to P&U in these reports shall include, without limitation, sequence information and associated annotations about targets, but shall not include the Exelixis Flytag(TM) database or other Exelixis databases generated outside of the Research Programs.

     3.9 Third Party Contract Research. At any time during the Research Term, a JSC may formulate a proposal for Third Party Contract Research that would further the goals of the Research Plan for the applicable Field. The JSC shall present such proposal to the JMT at the next meeting of the JMT and the JMT shall decide whether to approve such Third Party Contract Research. P&U will fund such Third Party Contract Research as set forth in Section 7.3. All Third Party Contract Research shall be managed by the JMT and shall occur pursuant to contractual arrangements that are mutually agreeable to the Parties and that allocate intellectual property rights in a manner that is consistent with the allocation of rights provided for under this Agreement with respect to research performed by Exelixis under this Collaboration.

     3.10 Use of In-Licensed Technology. Attached hereto as Exhibit B is an identification of all Third Party technology which as of the Effective Date Exelixis expects to use in the course of the Research Programs (excluding general use research tools licensed by Exelixis on a nonexclusive basis and not pertaining specifically to any genes of interest in the Research Programs), together with the identity of the Third Party which to the best knowledge of Exelixis is the owner of such technology. Exelixis represents and warrants to P&U that [ * ]. Exelixis shall maintain [ * ] so long as such technology is required for its performance of the Research Programs. If Exelixis desires to apply any additional Third Party technology to its performance of the Research Programs (again excluding general use research tools of the nature described above), it shall give prior written notice to the JMT and shall satisfy the JMT that it holds a valid license thereunder prior to the use of such additional Third Party technology in a Research Program.

4.   SELECTION, PURSUIT AND ABANDONMENT OF TARGETS

     4.1 Selection of Targets. Exelixis shall present to the applicable JSC at its quarterly meeting the data concerning each Candidate Target identified in the course of a particular Research Program during the previous research period. At its next quarterly meeting, the JSC shall decide whether to select such Candidate Target as a Selected Target. During the period between the meeting at which a Candidate Target is presented by Exelixis and the meeting at

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which the JSC decides whether to select such Candidate Target, P&U may search for mammalian orthologues of such Candidate Target. No other work may be performed by or on behalf of P&U or its sublicensees on the Candidate Target unless and until it is selected by the JSC as a Selected Target. Within [ * ] of the selection of a Selected Target, P&U shall [ * ]. With respect to each Selected Target, P&U shall have the rights set forth in Sections 5.1 and 5.4(a) and the obligations set forth in Section 4.2 and Exelixis shall have the rights and obligations set forth in Sections 5.3 and 5.4(a).

     4.2 Pursuit of Selected Targets. P&U must use good faith Diligent Efforts to validate Selected Targets, develop assays to assess the activity of Selected Targets, use assays to discover Collaboration Compounds directed at particular Selected Targets, develop and commercialize [ * ] Product per Selected Target, and pay the applicable royalties set forth in Section 7.5. P&U's diligence obligations under this Section 4.2 for the period prior to the initiation of an active research and development program for a Collaboration Compound active against a particular Selected Target will be deemed satisfied if P&U: (i) develops a screening assay for the activity of a Selected Target and initiates screening for modulators of the activity of the Selected Target within [ * ] of the date on which the JSC selected such Selected Target, provided that, upon reasonable request by P&U, the JMT shall grant up to an additional [ * ] and (ii) initiates a program of lead optimization and/or medicinal chemistry around lead compounds active in such assay within [ * ] of the date on which P&U initiates screening for modulators of the activity of such Selected Target.

     4.3 Sharing of Biological Data. P&U shall provide Exelixis with copies of all data generated by or on behalf of P&U or its Affiliate or sublicensee in the course of validating a Selected Target, characterizing the biological function of a Selected Target or identifying other genes or proteins that interact with a Selected Target. Exelixis may use such data for any purpose other than developing for use in the Applicable Field products comprising or incorporating small molecule compounds directed at such Selected Target.

     4.4   Target Abandonment.

           (a) A Selected Target will become an Abandoned Target if any of the following circumstances arise: (i) such Target is selected by the applicable JSC as a Selected Target but P&U fails to [ * ]; (ii) P&U designates it for abandonment pursuant to Section 4.4(b); (iii) P&U uses a Selected Target for any purpose other than that permitted in Section 5.1; or (iv) P&U fails to fulfill its obligations set forth in Section 4.2 with respect to such Selected Target. P&U shall lose all rights set forth in this Agreement with respect to each Selected Target that becomes an Abandoned Target hereunder, unless such abandonment is then the subject of an unresolved dispute that is in the process of being resolved under the dispute resolution procedures set forth in Section 13.2.

           (b) If there are more than [ * ] Selected Targets on [ * ], P&U shall reduce the number of Selected Targets to [ * ] by designating as Abandoned Targets a number of Selected Targets equal to the number in excess of [ * ]. If there are more than [ * ] Selected Targets on [ * ], P&U shall reduce the number of Selected Targets to [ * ] by designating as Abandoned Targets a number of Selected Targets equal to the number in excess of [ * ].


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     4.5   Targets Other Than Selected Targets. Exelixis shall retain all rights to any Target that (i) does not fulfill the criteria for a Candidate Target or (ii) is not selected by the applicable JSC as a Selected Target, and such Targets shall not be subject to any terms of this Agreement other than those set forth in Section 5.4(b).

     4.6 Records. P&U shall maintain complete and accurate records of all scientific and development work conducted on Selected Targets, Collaboration Compounds and Products and all results, data and developments made pursuant to its research and development efforts under this Agreement. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Prior to the filing of a New Drug Application for a particular Product, Exelixis shall have the right to review and copy the records regarding that Product at reasonable times to the extent necessary for Exelixis to evaluate P&U's compliance with its diligence obligations set forth in Section 4.2.

     4.7 Reports. Every six months during the term of the Agreement, P&U will submit to Exelixis and the JMT a written progress report summarizing the research and development work performed on each Selected Target.

5.   LICENSES AND RELATED RIGHTS

     5.1 License to P&U. Subject to the terms of this Agreement, Exelixis hereby grants P&U an exclusive, worldwide, royalty-bearing license (with the right to sublicense) under the Pre-existing Technologies and Sole Inventions Controlled by Exelixis and under Exelixis' interest in the Joint Inventions (i) to use each Selected Target to search for Collaboration Compounds directed at such Selected Target for activity within the Applicable Field, (ii) to develop, for use in the Applicable Field, Products comprising or incorporating such Collaboration Compounds, (iii) to develop, following [ * ], such Product for any human indication, and (iv) to make, have made, use, sell, offer to sell and have sold such Products.

     5.2 License Limitations. P&U hereby covenants that it will not use a Selected Target, Collaboration Compound or Product for a purpose other than that permitted in Section 5.1 except the foregoing restriction shall not prevent P&U from being able to perform independent research on Collaboration Compounds for activity against targets other than Selected Targets or Homologs, or to develop, make, have made, use, sell, offer to sell and have sold products comprising or incorporating a Collaboration Compound where (i) the only intended use of such product is due primarily to the activity of such Collaboration Compound against a target discovered by P&U outside the scope of the Agreement and (ii) such activity is not the modulation of activity of a Homolog and does not otherwise directly affect a pathway of the Selected Target against which such Collaboration Compound is also active. For example, but not by way of limitation, P&U covenants that (i) it will not use a Selected Target to search for a Collaboration Compound for incorporation in a Product to be used outside the Applicable Field, and (ii) prior to [ * ], it will not perform preclinical experiments or conduct clinical trials on that Product for an indication outside the Applicable Field. Exelixis acknowledges that once [ * ], P&U shall thereafter have the right to develop such Product for any and all indications (including without limitation the pursuit of preclinical research for the purpose of determining potential additional uses).


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     5.3   License to Exelixis.

           (a) Selected Targets. P&U hereby grants to Exelixis an exclusive, worldwide, royalty-free license (with the right to sublicense) under the Sole Inventions of P&U and under P&U's interest in the Joint Inventions to use each Selected Target to: (i) search for small molecule compounds directed at such Selected Target solely for use outside the Applicable Field; (ii) develop, for use outside the Applicable Field, products comprising or incorporating such small molecule compounds; (iii) make, have made, use, sell, offer to sell, have sold and import such products; (iv) develop, make, have made, use, sell, offer to sell, have sold and import products based on the Selected Target for all agricultural and non-human applications; and (v) develop, make, have made, use, sell, offer to sell, have sold and import, for use in any field, any other products not meeting the definition of a Product, including without limitation therapeutic protein products (including secreted proteins or peptides and therapeutic antibodies), antisense products, vaccine products, gene therapy products or diagnostic products based on the Selected Target.

           (b) Abandoned Targets. P&U hereby grants to Exelixis an exclusive, worldwide, royalty-free license (with the right to sublicense) under the Sole Inventions of P&U and under P&U's interest in the Joint Inventions to use each Abandoned Target: (i) to search for small molecule compounds directed at such Abandoned Target and to develop, make, have made, use, sell, offer to sell, have sold and import products comprising or incorporating such small molecule compounds; (ii) to develop, make, have made, use, sell, offer to sell, have sold and import products based on the Abandoned Target for all agricultural and non-human applications; and (iii) to develop, make, have made, use, sell, offer to sell, have sold and import, for use in any field, therapeutic protein products (including secreted proteins or peptides and therapeutic antibodies), antisense products, vaccine products, gene therapy products or diagnostic products based on the Abandoned Target. P&U hereby covenants that it will not develop or commercialize any compounds isolated with respect to an Abandoned Target and grants to Exelixis the right of first negotiation for a license to such compounds. P&U also grants to Exelixis a nonexclusive license to all intellectual property Controlled by P&U related to the use of assays to screen for modifiers of an Abandoned Target.

     5.4   P&U's Rights of First Negotiation.

           (a) Selected Targets. Prior to offering any Third Party the opportunity to acquire a license to develop and commercialize a [ * ] identified by Exelixis pursuant to its rights under [ * ]or a [ * ], Exelixis shall provide P&U with the opportunity to consider whether it wishes to acquire such a license. P&U shall have [ * ] following such offer in which to inform Exelixis in writing that it is interested in acquiring such a license. Thereafter, the Parties shall negotiate in good faith for [ * ] to reach agreement on the terms of a license agreement which shall be set forth in either an executed license agreement or an executed legally binding heads of agreement. If P&U fails to notify Exelixis of its interest or the Parties fail to execute a license agreement within the applicable period, then P&U shall have no rights with respect to such use of said Selected Target and Exelixis shall have unrestricted rights to pursue (without compensation to P&U) these applications of the Selected Target, including, but not limited to, conducting Independent Research on said Selected Target and developing or commercializing products incorporating, based upon or identified using said Selected Target. The foregoing

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rights shall terminate for each Selected Target [ * ] after the date the JSC selected that Selected Target.

           (b) Targets Not Selected. With respect to a Target that is presented to the JSC as a Candidate Target but is not selected by the JSC as a Selected Target, prior to [ * ] wherein Exelixis [ * ] would pursue such Target with the intent of developing, for use in the Applicable Field, products incorporating small molecules, Exelixis shall provide P&U with the opportunity to consider whether it wishes to acquire such a license. P&U shall have [ * ] following such offer in which to inform Exelixis in writing that it is interested in acquiring such a license. Thereafter, the Parties shall negotiate in good faith for [ * ] to reach agreement on the terms of a license agreement which shall be set forth in either an executed license agreement or an executed legally binding heads of agreement. If P&U fails to notify Exelixis of its interest or the Parties fail to execute a license agreement or a legally binding heads of agreement within the applicable period, then P&U shall have no further rights with respect to said Target and Exelixis shall have unrestricted rights to pursue (without compensation to P&U) the Target, including, but not limited to, conducting Independent Research on said Target and developing or commercializing products incorporating, based upon or identified using said Target. The foregoing rights shall terminate for each Target [ * ] after the date the JSC decided not to select it as a Selected Target.

     5.5 Exelixis Undertaking To Grant Necessary Sublicenses. The licenses granted by Exelixis herein do not include sublicenses under technology licensed to Exelixis by Third Parties. In the event P&U concludes, during the Research Term or within three years thereafter, that it is necessary or desirable for P&U to obtain a sublicense under particular Third Party technology then Controlled by Exelixis in order to search for Collaboration Compounds directed at a Selected Target or to develop, manufacture or sell Products comprising or incorporating such Collaboration Compounds, P&U shall so advise Exelixis and Exelixis shall grant P&U a sublicense under the Third Party technology in question, subject to negotiation of a mutually agreeable sublicense agreement. Such sublicense shall specify the particular targets to be pursued by P&U, shall [ * ], and shall contain other terms and conditions necessary to constitute the grant of a valid sublicense. The sublicense to P&U shall automatically terminate if P&U ceases its discovery, development or commercialization program within the scope of the sublicense.

6.   EXCLUSIVITY

     6.1 P&U. Except as provided in this Section 6.1, during the Research Term, P&U will work exclusively with Exelixis for [ * ]. If Exelixis is not willing to provide such [ * ] or is not capable of initiating such work within six months of a request by P&U, then P&U may procure such [ * ] from a Third Party. The exclusivity obligation set forth in this Section 6.1 does not apply to work performed internally by P&U or pursuant to a pre-existing collaboration between P&U and a non-profit research or academic institution.

     6.2 Exelixis. Except as otherwise provided in Sections 5.3 and 5.4, during the Research Term Exelixis will not perform Independent Research directed at [ * ]. Notwithstanding the previous sentence, although Exelixis shall use Diligent Efforts to maintain exclusivity, in view of the nature of the Exelixis technology, it is impossible for Exelixis to


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assure exclusivity with respect to the individual elements of data that Exelixis generates, delivers and licenses to P&U hereunder. Two examples of overlapping research are presented below to demonstrate the principles by which Exelixis will resolve such issues:

           (a) Exelixis may start Independent Research involving [ * ], and subsequently discover that the Independent Research involves [ * ]. Under these circumstances, Exelixis may continue such Independent Research independent of the Collaboration. If such Independent Research is funded by a Third Party, separate experiments would be performed for the Collaboration and the Independent Research, and Exelixis would not share the results of or other Information concerning the Collaboration with any Third Party involved in the Independent Research nor would Exelixis share the results of or other information concerning the Independent Research with P&U or the JMT, JPC or any of the JSCs. In such case, Exelixis would be free to disclose and license the results of such Independent Research to such Third Party, provided, however, that Exelixis would not be entitled to grant any license to a Third Party to use a target that had been first identified in a Research Program, and had not yet been designated as an Abandoned Target, to search for small molecules (i.e., molecular weight of less than or equal to [ * ]) for use within the Field. Such Third Party license shall not necessarily restrict such Third Party's development of a pharmaceutical product once [ * ] (i.e., the Third Party license may contain provisions comparable to those set forth in Section 5.2 of this Agreement).

           (b) Exelixis may be engaged by a Third Party to identify the target of a compound under an arrangement whereby the identity of the compound is unknown to Exelixis. Exelixis will reveal the identity of the target to the Third Party and the Third Party shall be entitled to use that information for any purpose. If the target is [ * ], Exelixis will inform the Third Party that, on account of its exclusivity obligations to another party, Exelixis is unable to perform further work on this target.

The exclusivity of the license granted to P&U in Section 5.1 shall be subject to the grant of licenses to Third Parties consistent with paragraphs (a) and (b) of this Section 6.2. Upon request of the JMT, Exelixis shall consult with the JMT from time to time regarding its procedures for seeking to avoid overlapping research activities on behalf of multiple Third Parties.

7.   COMPENSATION

     7.1 License Fee. P&U shall pay Exelixis a license fee of [ * ] as follows: [ * ]. Without limiting the rights of P&U under Section 10.2, any license fee payments made by P&U to Exelixis pursuant to this Section 7.1 shall be noncreditable and nonrefundable.

     7.2 Equity and Note Purchase. Pursuant to the separate Stock Purchase Agreement and Note Purchase Agreement entered into concurrent with this Agreement, P&U shall make a $7.5 million equity investment in Exelixis and shall purchase a $7.5 million promissory note which shall convert into Exelixis equity securities upon terms specified therein. The terms of such stock and note purchase shall be governed exclusively by such other agreements and related documents executed pursuant thereto.

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     7.3   Research Support.  During the Research Term, P&U will make quarterly advance payments to Exelixis equal to one-quarter of the Annual FTE Rate multiplied by the number of P&U-funded FTEs for that quarter as set forth in Table 1 and Section 3.4. During the Research Term, P&U will also fund, on an as-needed basis, up to [ * ] per year of Third Party Contract Research approved by the JMT pursuant to Section 3.9. Without limiting the rights of P&U under
Section 10.2, any research support payments made by P&U to Exelixis hereunder shall be noncreditable and nonrefundable.

     7.4 Milestone Payments. Within [ * ], P&U shall make the applicable milestone payment to Exelixis as set forth below. Without limiting the rights of P&U under Section 10.2, any milestone payments made by P&U to Exelixis hereunder shall be noncreditable and nonrefundable.

           (a) For [ * ] of this Agreement (that is, until [ * ], P&U shall pay [ * ] for [ * ]. No payment shall be required for [ * ].

           (b)   Starting with [ * ] of the Research Term and continuing until [
* ], P&U's milestone payment obligations shall be as follows:

                 (i) If [ * ] and [ * ], P&U shall pay [ * ]. Such milestone payments shall continue until [ * ]. Thereafter, P&U shall pay [ * ].

                 (ii) If [ * ] or [ * ], P&U shall pay [ * ] for each Selected Target.

     7.5 Royalty Payments. Exelixis shall receive a running royalty on Net Sales of Products at the royalty rates stated below. Except as set forth in
Section 7.7, these royalty rates shall not be subject to adjustment or reduction for any reason.

           (a) [ * ] Product. For [ * ], P&U will pay royalties to Exelixis at the following rates [ * ]:

            Annual Net Sales of Product    Royalty Rate
            ---------------------------    ------------
            [ * ]                          [ * ]
            [ * ]                          [ * ]
            [ * ]                          [ * ]

           (b) Other Products. For each Product other than [ * ], P&U will pay royalties to Exelixis at the following rates:

            Annual Net Sales of Product    Royalty Rate
            ---------------------------    ------------
            [ * ]                          [ * ]
            [ * ]                          [ * ]
            [ * ]                          [ * ]

           (c) Example. By way of example, if in a particular calendar year, P&U sells two Products, with one Product having [ * ] and the other Product having
[ * ], then P&U shall make royalty payments to Exelixis during that year totaling [ * ] with respect to the first Product and [ * ] with respect to the second Product.

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All royalty payments to Exelixis hereunder shall be noncreditable and nonrefundable. For the purposes of royalty payments, all dosage forms and formulations containing the same Collaboration Compound shall be deemed a single Product. The measure of annual sales set forth in this Section 7.5 shall be the sum of Net Sales of a particular Product in all countries, and the royalty rate indicated shall apply to all Net Sales for that Product during the calendar year.

      7.6 Quarterly Payments. All royalties due under Section 7.5 shall be paid quarterly, on a country-by-country basis, within [ * ] of the end of the relevant quarter. Royalties shall be calculated for each of the first three calendar quarters of a calendar year on the basis of the royalty rate actually earned in the previous calendar year. (For the first calendar year of sales under this Agreement, the royalty rate to be used for purposes of royalty payments for the first three calendar quarters shall be [ * ].) At the end of the calendar year, P&U shall calculate the royalties due for the year as a whole, using the actual royalty rate applicable based on that year's sales, and shall pay to Exelixis all royalties due for that year, less amounts previously paid in the first three quarterly payments.

     7.7   Term of Royalties.  Exelixis' right to receive royalties under
Section 7.5 shall expire on a country-by-country basis upon the later of (i)
[ * ] from the first commercial sale of such Product in such country, or (ii) expiration of the last to expire Patent in such country [ * ]. If (ii) occurs prior to (i), then P&U's royalty payments under Section 7.5 shall be [ * ] for the remainder of such [ * ] period following the expiration of such last to expire Patent.

     7.8 Royalty Payment Reports. All royalty payments under this Agreement shall be made to Exelixis or its designee quarterly within [ * ] following the end of each calendar quarter for which royalties are due. Each royalty payment shall be accompanied by a statement stating the number, description, and aggregate Net Sales, by country, of each Product sold during the relevant calendar quarter.

     7.9 Payment Method. All payments due under this Agreement to Exelixis shall be made by bank wire transfer in immediately available funds to an account designated by Exelixis. All payments hereunder shall be made in U.S. dollars.

     7.10 Taxes. Exelixis shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, P&U will (i) deduct those taxes from the remittable payment,
(ii) pay the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to Exelixis within 60 days following that tax payment.

     7.11 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to Exelixis in the country in local currency by deposit in a local bank designated by Exelixis, unless the Parties otherwise agree.

     7.12 Sublicenses. In the event P&U grants licenses or sublicenses to others to sell Products which are subject to royalties under Section 7.5, such licenses or sublicenses shall include an obligation for the licensee or sublicensee to account for and report its sales of Products on the same basis as if such sales were Net Sales by P&U, and P&U shall pay to


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Exelixis, with respect to such sales, royalties as if such sales of the licensee or sublicensee were Net Sales of P&U.

     7.13 Foreign Exchange. Conversion of sales recorded in local currencies to U.S. dollars will be performed in a manner consistent with P&U's normal practices used to prepare its audited financial statements for internal and external reporting purposes, which uses a widely accepted source of published exchange rates.

     7.14 Records; Inspection. P&U shall keep complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for at least three years following the end of the calendar quarter to which they pertain. Such records will open for inspection during such three year period by independent accountants, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once each calendar year, at reasonable time and on reasonable notice. Inspections conducted under this
Section 7.14 shall be at the expense of Exelixis, unless a variation or error producing an increase exceeding 5% of the royalty amount stated for any period covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period and any unpaid amounts (plus interest) that are discovered will be paid promptly by P&U.

8.   INTELLECTUAL PROPERTY

     8.1   Ownership.

           (a) Each Party shall own the entire right, title and interest in and to any and all of its Pre-existing Technologies, and Patents covering such Pre-existing Technologies.

           (b) Each Party shall own the entire right, title and interest in and to any and all of its Sole Inventions, and Patents covering such Sole Inventions. P&U and Exelixis shall each own an undivided one-half interest in and to any and all Joint Inventions and Patents and other intellectual property rights claiming or covering or appurtenant to such Joint Inventions (the "Joint Patents"), with inventorship to be determined under the patent laws of the United States. P&U and Exelixis as joint owners each shall have the right to grant licenses under such Joint Patents, but only to the extent as provided for in this Agreement.

     8.2 Disclosure. Each Party shall submit a written report to the JPC within 60 days of the end of each quarter describing any Sole Invention or Joint Invention arising during the prior quarter in the course of the Collaboration which it believes may be patentable. The JPC, in consultation with the JMT, shall decide whether to file a patent application for a Joint Invention, as discussed in Section 8.3(b).

     8.3   Patent Prosecution and Maintenance; Abandonment.

           (a) Pre-existing Technologies. Each Party shall retain control over and bear all expenses associated with the filing, prosecution and maintenance of all Patents claiming its Pre-existing Technologies.

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           (b)  Sole Inventions and Joint Inventions. The JPC shall establish the patent strategy for all Joint Inventions arising from the Collaboration. Each Party shall direct the filing, prosecution and maintenance of all Patents covering its Sole Inventions consistent with such strategy. The JPC shall supervise and direct the filing, prosecution and maintenance of all Patents covering Joint Inventions. The JPC shall provide each Party with (i) drafts of any new patent application that covers a Joint Invention prior to filing that application, allowing adequate time for review and comment by the Party if possible; provided, however, the JPC shall not be obligated to delay the filing of any patent application; and (ii) copies of all correspondence from any and all patent offices concerning patent applications covering Joint Inventions and an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices. P&U shall bear the expenses associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of Patents covering [ * ]. P&U may elect not to pay any such costs and expenses with respect to a Patent covering [ * ], provided that P&U notifies Exelixis not less than two months before any relevant deadline. If Exelixis assumes the expenses associated with the Patent, Exelixis will [ * ].

     8.4   Enforcement of Patent Rights.

           (a) Except at set forth in this Section 8.4, each Party shall have the sole right, but not the obligation, to institute, prosecute or control any action or proceeding with respect to infringement by a Third Party of one or more issued Patents covering [ * ].

           (b) At any time during the Research Term, if either Party becomes aware of [ * ] that is performed by a Third Party commercial entity [ * ] and that appears to utilize [ * ], such Party shall inform the other Party in writing within thirty (30) days after having knowledge of such research. Following consultation within thirty (30) days of such notice, the following conditions shall apply:

                 (i) If the [ * ] is being performed [ * ], neither Party shall have any obligation to take any action with respect to such research. If either Party believes it has a basis for a suit against such Third Party arising from such research, it may proceed on its own accord and at its sole expense.

                 (ii) [ * ] Exelixis shall retain the right to grant sublicenses [ * ] under the [ * ] technology owned or Controlled by it under the following circumstances:

                      (1) No single sublicensee shall be entitled to have more than [ * ] persons at any time (measured on an FTE basis) performing [ * ] within [ * ];

                      (2) Each such sublicense shall prohibit the sublicensee from performing [ * ];

                      (3) Exelixis shall not initiate any new discussions with any Third Party regarding a sublicense [ * ] until [ * ] after the Effective Date;

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                      (4)  Exelixis may grant a sublicense [ * ] to the Third
Party with which Exelixis entered negotiations for a sublicense prior to the Effective Date, provided such sublicensee would not thereby be permitted to conduct [ * ] until at least [ * ] after the Effective Date; and

                      (5) Prior to the grant by Exelixis of any sublicense that fulfills the criteria set forth in Section 8.4(b)(ii)(1)-(4), Exelixis shall inform the JMT of its intent to grant such a sublicense, provided that Exelixis shall not be required to identify the intended sublicensee and that the JMT shall not have any right to interfere with the grant of such a sublicense by Exelixis.

Following [ * ], Exelixis may freely grant sublicenses for [ * ].

                 (iii) If the [ * ] in question is being performed [ * ], then Exelixis, if requested by P&U, shall [ * ] use Diligent Efforts to stop the conduct of such [ * ] including, if necessary, the commencement and prosecution of litigation against [ * ] in accordance with the applicable Federal Rules of Civil Procedure. Litigation commenced under this Section 8.4(b)(iii) shall be [
* ], provided that [ * ]. Any recovery from such litigation shall be applied first to reimburse each Party for its out-of-pocket costs of the litigation, and the balance shall be [ * ]. Following consultation with P&U, Exelixis may end such litigation at any time but Exelixis shall not consent to a settlement of such dispute in a manner that permits [ * ], without the consent of P&U, except for the grant of a license permitted under Section 8.4(b)(ii). This Section 8.4(b)(iii) shall expire [ * ], at which point Exelixis shall have exclusive control over any litigation that previously commenced pursuant to this Section 8.4(b)(iii).

                 (iv) If the [ * ] in question is being performed [ * ], then Exelixis, upon written request by P&U, shall [ * ], use Diligent Efforts to stop the conduct of such commercial research within the Fields and, if necessary and requested in writing by P&U, shall bring litigation in accordance with the applicable Federal Rules of Civil Procedure against such Third Party to stop the [ * ]. Such litigation shall be managed by Exelixis using outside counsel approved by P&U. Prior to the initiation of a litigation under this Section 8.4(b)(iv), the Parties must agree to a budget for such litigation that the outside counsel selected as lead counsel deems a reasonable budget. [ * ] responsible for all expenses incurred during such litigation (including reimbursement of [ * ] within 30 days after submission of each invoice together with reasonable supporting documentation) not in excess of such budget. If [ * ] becomes aware at any time that the litigation expenses are likely to exceed such budget, it shall notify [ * ] and provide [ * ] with the opportunity to approve an increased budget. [ * ] shall be responsible for all expenses incurred during such litigation that are in excess of the increased budget or, if no increased budget is approved by [ * ], the original budget. Any recovery shall be applied first to reimburse each Party for its out-of-pocket costs of the litigation, and the balance shall be [ * ]. If such recovery is [ * ], then such recovery shall be [ * ]. P&U shall also indemnify and hold harmless Exelixis for any costs or losses arising from claims brought against it by the Third Party in the course of litigation commenced under this Section 8.4(b)(iv), except to the extent Exelixis had been aware of a factual basis for counterclaims from the Third Party which it had failed to bring to the attention of P&U prior to the commencement of the suit. Exelixis shall have the right to be represented by counsel of its choice and to control its defense of such claims. If Exelixis continues a litigation initiated under this Section 8.4(b)(iv) despite instructions from P&U to end

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such litigation, then, provided the Third Party in such litigation did not refuse to sign a mutual release in which no party to the litigation was required to provide another party with monetary or other compensation, Exelixis shall indemnify and hold harmless P&U for any costs or losses arising from claims brought against it by the defendant(s) in the course of such litigation and any recovery from such litigation shall be for the sole benefit of Exelixis.

                 (v) As used above, a [ * ] shall mean a [ * ]. This Section 8.4(b) shall have no effect with respect to research being conducted by non-commercial entities, or being conducted solely [ * ], or being conducted [ * ]. Any litigation to enforce patents Controlled by Exelixis by reason of license agreements shall be subject to the terms and conditions of such license agreements, including without limitation rights of the licensor to conduct or to consent to such litigation.

           (c) If any issued Patent covering [ * ] is infringed by Third Party activity that [ * ], then Exelixis shall have the primary right, but not the obligation, to institute, prosecute or control any action or proceeding with respect to such infringement by counsel of its own choice and P&U shall have the right to participate in such action and to be represented by counsel of its own choice. If Exelixis fails to bring an action or proceeding within [ * ] after having knowledge of that infringement, then P&U shall have the right, but not the obligation, to bring and control any such action by counsel of its own choice, and Exelixis shall have the right to participate in such action and to be represented by counsel of its own choice.

           (d) If either Party becomes aware of any Third Party activity that infringes an issued Patent covering [ * ], then that Party shall give prompt written notice to the other Party within thirty (30) days after having knowledge of such infringement. P&U shall have the primary right, but not the obligation, to institute, prosecute or control any action or proceeding with respect to such infringement by counsel of its own choice and Exelixis shall have the right to participate in such action and to be represented by counsel of its own choice. If P&U fails to bring an action or proceeding within a period of [ * ] after such notice, then Exelixis shall have the right, but not the obligation, to bring and control any such action by counsel of its own choice, and P&U shall have the right to participate in such action and to be represented by counsel of its own choice.

           (e) If either Party brings any such action or proceeding hereunder, the other Party agrees to be joined as a party plaintiff and to give the first Party reasonable assistance and authority to control, file and prosecute the suit as necessary. Except [ * ], each Party shall bear its own costs and expenses for any action or proceeding brought under this Section 8.4. Any damages or other monetary awards recovered shall be applied first to reimburse the reasonable costs and expenses of the Parties in connection with such litigation, and except [ * ], the balance shall be retained by the Party which controlled the litigation. No settlement or consent judgment or other voluntary final disposition of a suit under Section 8.4(c) or 8.4(d) may be entered into without the [ * ].

      8.5  Defense of Third Party Claims.

           (a) If a claim is brought by a Third Party that any activity related to the Collaboration or a Product infringes the intellectual property rights of such Third Party, each

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Party will give prompt written notice to the other Party of such claim. If the
Third Party claim arises from Exelixis' activities under the Collaboration, Exelixis shall control and bear the expense of its own defense and, except as set forth in Section 8.5(b), Exelixis shall defend, indemnify and hold harmless P&U, which shall include costs or judgments whether for money or equitable relief, and reasonable legal expenses and reasonable attorney's fees. Exelixis shall not enter into a settlement agreement with such Third Party without the written consent of P&U, which shall not be unreasonably withheld. If the Third Party claim arises from P&U's activities under the Agreement or from a Product, P&U shall control and bear the expense of its own defense and P&U shall defend, indemnify and hold harmless Exelixis, which shall include costs or judgments whether for money or equitable relief, and reasonable legal expenses and reasonable attorney's fees. P&U shall not enter into a settlement agreement with such Third Party without the written consent of Exelixis, which shall not be unreasonably withheld.

           (b) The indemnity obligation of Exelixis under Section 8.5(a) shall not apply to alleged infringement of Third Party technology rights by Exelixis in the course of performing work under this Agreement where (i) prior to the conduct of such work Exelixis submitted to the JMT a written description of the Third Party technology in question and the work that Exelixis proposed to conduct, (ii) the JMT approved Exelixis' conduct of such work, and (iii) the alleged infringement arose by reason of such work. In such case, each Party shall be responsible for its own defense of such Third Party claims, at its own expense and without indemnification by the other Party. In any event, neither Party shall be required to conduct any work under this Agreement which it believes may infringe Third Party rights. In the event Third Party rights [ * ], P&U shall have the right to terminate the Research Term pursuant to Section 3.2(e). In the event the Third Party claim arises from the manufacture, sale or use of a Product by P&U or its licensee, the indemnity obligations of P&U under
Section 8.5(a) shall apply, and Exelixis shall not have any indemnity obligation to P&U in respect of such claims.

9.   CONFIDENTIALITY

     9.1 Nondisclosure of Confidential Information. All Information disclosed by one Party to the other Party pursuant to this Agreement shall be "Confidential Information." The Parties agree that during the term of this Agreement, and for a period of five years after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party will
(i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts),
(ii) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, except for disclosures made in confidence to any Third Party pursuant to Third Party Contract Research or other arrangements approved by the JMT, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

     9.2 Exceptions. The obligations in Section 9.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

           (a) Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

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           (b)  Was known to the receiving Party, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

           (c) Is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or

           (d)  Has been published by a Third Party; or

           (e) Has been independently developed by the receiving Party without the aid, application or use of Confidential Information.

     9.3 Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

           (a) Filing or prosecuting Patents relating to Sole Inventions, Joint Inventions or Products;

           (b)  Regulatory filings;

           (c)  Prosecuting or defending litigation;

           (d)  Complying with applicable governmental regulations; and

           (e) Disclosure, in connection with the performance of this Agreement, to Affiliates, sublicensees, research collaborators, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, investors, and potential investors, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9. In addition, a copy of this Agreement may be filed by Exelixis with the Securities and Exchange Commission in connection with any public offering of Exelixis securities. In connection with any such filing, Exelixis shall endeavor to obtain confidential treatment of economic and trade secret information.

In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

     9.4 Termination of Prior Agreements. This Agreement supersedes the Mutual Nondisclosure Agreement between Exelixis and P&U dated October 8, 1997 and the Mutual Nondisclosure Agreement between Exelixis and Pharmacia & Upjohn, Inc. dated July 15, 1998. All Information exchanged between the Parties under those earlier Agreements shall be deemed Confidential Information and shall be subject to the terms of this Article 9 and shall be included within the definition of Pre-existing Technologies.

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     9.5   Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit C. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law as advised by the disclosing Party's counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

     9.6 Publications. Neither Party shall publish or present the results of studies carried out under this Agreement without the opportunity for prior review by the other Party. Subject to Section 9.3, each Party agrees to provide the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to any Selected Target or Product at least 30 days prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications. The Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. The JPC will review such requests and recommend subsequent action. Neither Party shall have the right to publish or present Confidential Information of the other Party which is subject to Section 9.1. Nothing contained in this Section 9.6 shall prohibit the inclusion of information necessary for a patent application, except for Confidential Information of the nonfiling Party, provided the nonfiling Party is given a reasonable opportunity to review the information to be included prior to submission of such patent application. Any disputes between the Parties regarding delaying a publication or presentation to permit the filing of a patent application shall be referred to the JMT.

10.  TERM AND TERMINATION

     10.1 Term. This Agreement shall become effective on the Effective Date and shall remain in effect until the earlier of: (i) the time, not prior to the expiration of the Research Term, at which there are no Selected Targets and (ii) the expiration of the last royalty payment obligation with respect to any Product, as provided in Section 7.7. Termination of the Research Term shall not constitute termination of this Agreement unless no Selected Targets then exist.

     10.2  Termination for Material Breach.

           (a) If either Party believes that the other is in material breach of this Agreement (including without limitation any material breach of a representation or warranty made in this Agreement), then the non-breaching Party may deliver notice of such breach to the other Party. In such notice the non-breaching Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach. The allegedly breaching Party shall have [ * ] to either cure such breach or, if cure cannot be reasonably effected within such [ * ] period, to deliver to the other Party a plan for curing such breach which is reasonably sufficient to effect a cure. Such a plan shall set forth a program for achieving cure as rapidly as


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practicable. Following delivery of such plan, the breaching Party shall use
Diligent Efforts to carry out the plan and cure the breach.

           (b) If the Party receiving notice of breach fails to cure such breach within the [ * ] period, or the Party providing the notice reasonably determines that the proposed corrective plan or the actions being taken to carry it out is not commercially practicable, the Party originally delivering the notice may declare a breach hereunder upon [ * ] advance written notice.

           (c) If a Party gives notice of termination under this Section 10.2 and the other Party disputes whether such notice was proper, then the issue of whether this Agreement has been terminated shall be resolved in accordance with
Section 13.2. If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective [ * ] following the date of the notice of termination. If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall have remained in effect.

     10.3  Effect of Termination; Survival.

           (a) In the event of termination of this Agreement for any reason other than material breach pursuant to Section 10.2, the following provisions of this Agreement shall survive: Article 1, Article 4 (except Section 4.1), Article 5, Article 8, Article 9, Section 11.3, Article 12 and Article 13.

           (b)  In the event of termination of this Agreement pursuant to
Section 10.2, the provisions of this Agreement referenced in Section 10.3(a) shall survive, provided, however, that any licenses granted under this Agreement in favor of the breaching Party shall terminate. In such case, the non-breaching Party shall continue to hold the licenses granted hereunder, subject to the royalties set forth herein.

           (c) In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party's right to obtain performance of any obligation.

11.  REPRESENTATIONS AND COVENANTS

     11.1 Mutual Authority. Exelixis and P&U each represents and warrants to the other that (i) it has the authority and right to enter into and perform this Agreement and (ii) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement to which it is or becomes a party or by which it is or becomes bound. Exelixis represents and warrants that [ * ].

     11.2 Rights in Technology. As of the Effective Date, each of Exelixis and P&U has sufficient right in and to its Pre-existing Technologies, free and clear of any liens or encumbrances, to grant the rights set forth in this Agreement. During the term of this

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Agreement, each Party will use Diligent Efforts not to diminish the rights under its Pre-existing Technologies, Sole Inventions or Joint Inventions granted to each other herein, including without limitation by not committing or permitting any acts or omissions which would cause the breach of any agreements between itself and Third Parties which provide for intellectual property rights applicable to the development, manufacture, use or sale of Products. Each Party agrees to provide promptly the other Party with notice of any such alleged breach. As of the Effective Date, each Party is in compliance in all material respects with any aforementioned agreements with Third Parties.

     11.3 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates, provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular, if any Affiliate of a Party participates in research under this Agreement or with respect to Collaboration Compounds, (i) the restrictions of this Agreement which apply to the activities of a Party with respect to Selected Targets and Collaboration Compounds shall apply equally to the activities of such Affiliate, and (ii) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that any intellectual property developed by such Affiliate shall be governed by the provisions of this Agreement (and subject to the licenses set forth in Article 5) as if such intellectual property had been developed by the Party. Notwithstanding the foregoing, [ * ] shall not apply to Artemis Pharmaceuticals GmbH ("Artemis"). Prior to the performance of any work under the Collaboration by Artemis, Exelixis shall enter into a license agreement with Artemis providing for P&U to receive rights under resulting Artemis discoveries consistent with the terms of this Agreement, which license agreement shall be in a form reasonably acceptable to P&U.

     11.4 [ * ]. Except as disclosed to P&U, Exelixis represents and warrants that, [ * ].

     11.5  [ * ]. Exelixis represents and warrants that, [ * ].

12.  INDEMNIFICATION AND LIMITATION OF LIABILITY

     12.1  Indemnification.

           (a) P&U hereby agrees to defend and hold harmless Exelixis and its agents and employees from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys' fees ("Losses") resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of chemical agents, Selected Targets, Collaboration Compounds or Products by P&U or its Affiliates, agents or sublicensees except to the extent such Losses result from the negligence or wrongdoing of Exelixis.

           (b)  In the event that Exelixis is seeking indemnification under
Section 12.1(a), it shall inform P&U of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit P&U to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested by P&U (at the expense of P&U) in the defense of the claim.

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     12.2  Limitation of Liability.  EXCEPT AS SPECIFICALLY PROVIDED IN SECTION
12.1, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. For clarification, the foregoing sentence shall not be interpreted to limit or to expand the express rights specifically granted in the sections of this Agreement.

13.  MISCELLANEOUS

     13.1 Effective Date. This Agreement shall become effective upon the closing of the purchase by P&U of (i) 2,500,000 shares of Exelixis Series D Preferred Stock pursuant to the Stock Purchase Agreement and (ii) a $7.5 million promissory note pursuant to the Note Purchase Agreement. The date on which this Agreement becomes effective under this Section 13.1 shall be the "Effective Date." If for any reason such closings do not occur on or before March 1, 1999, then this Agreement shall become automatically null and void, and shall have no further force or effect, without any further action by either Party.

     13.2 Dispute Resolution. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, other than a dispute addressed in Section 2.6 or Section 13.4, the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the respective heads of research of each Party and, if not resolved by the research heads, by referring the disputed matter to the respective Chief Executive Officers of each Party. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within 20 days after such notice, such representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such personnel are unable to resolve such dispute within 30 days of their first meeting of such negotiations, either Party may seek to have such dispute resolved in any United States federal court of competent jurisdiction and appropriate venue. The Parties hereby consent to jurisdiction in the United States federal courts. If, notwithstanding such consent, United States federal courts would not have proper jurisdiction over a dispute, then such dispute may be submitted to any state court in the United States with proper jurisdiction and venue. The Parties agree that, except as provided in Section 13.4, any dispute under this Agreement shall be submitted exclusively to a state or federal court in the United States.

     13.3 Governing Law. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, as applied to agreements executed and performed entirely in the State of Delaware by residents of the State of Delaware, without regard to conflicts of law rules.

     13.4 Patents and Trademarks. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent rights covering the manufacture, use or sale of any Product or of any trademark rights related to any Product shall be submitted to a court of competent jurisdiction in the territory in which such Patent or trademark rights were granted or arose.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                      28.

     13.5 Entire Agreement; Amendment. This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

     13.6 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Exelixis or P&U from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

     13.7  Bankruptcy.

           (a) All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("Title 11"), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against either Party (the "Bankrupt Party") under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, at the election of the Bankrupt Party made within 60 days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either (i) perform all of the obligations provided in this Agreement to be performed by the Bankrupt Party including, where applicable and without limitation, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them or (ii) provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them.

           (b) If a Title 11 case is commenced by or against the Bankrupt Party and this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitations, a Title 11 Trustee) shall provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party's written request therefor. Whenever the Bankrupt Party or any of its successors or assigns provides to the non-Bankrupt

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                      29.

Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 13.7, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

           (c) All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including without limitation for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of licensed products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work. Any intellectual property provided pursuant to the provisions of this
Section 13.7 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

     13.8 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer.

     13.9 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                      30.

     For Exelixis:      Exelixis Pharmaceuticals, Inc.
                        260 Littlefield Avenue
                        South San Francisco, CA  94080
                        Attention:  Chief Executive Officer

     With a copy to:    Cooley Godward LLP
                        Five Palo Alto Square
                        3000 El Camino Real
                        Palo Alto, CA  94306
                        Attention:  Robert L. Jones, Esq.

     For P&U:           Pharmacia & Upjohn
                        95 Corporate Drive
                        Bridgewater, NJ   08807
                        Attention: General Counsel

     With a copy to:    Pharmacia & Upjohn AB
                        Lindhagensgatan 133, S-112 87
                        Stockholm, Sweden
                        Attention:  Associate General Counsel


     13.10 Consents Not Unreasonably Withheld or Delayed. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

     13.11 Maintenance of Records. Each Party shall keep and maintain all records required by law or regulation with respect to Products and shall make copies of such records available to the other Party upon request.

     13.12 United States Dollars. References in this Agreement to "Dollars" or "$" shall mean the legal tender of the United States of America.

     13.13 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

     13.14 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except a Party may make such an assignment without the other Party's consent to an Affiliate or to a successor to substantially all of the business of such Party, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.14 shall be null and void and of no legal effect.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                      31.

     13.15 Hardship. If, during the term of the Agreement, performance of the Agreement should lead to unreasonable hardship for one or other Party taking the interests of both Parties into account both Parties shall endeavor to agree in good faith to amend the Agreement in the light of the change in circumstances.

     13.16 Electronic Data Interchange. If both Parties elect to facilitate business activities hereunder by electronically sending and receiving data in agreed formats (also referred to as Electronic Data Interchange or "EDI") in substitution for conventional paper-based documents, the terms and conditions of this Agreement shall apply to such EDI activities.

     13.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.18 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     13.19 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

     13.20 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

     13.21 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

     13.22 No Waiver. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                      32.

     IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

PHARMACIA & UPJOHN AB                      EXELIXIS PHARMACEUTICALS, INC.

By: /s/ Goran A. Ando                      By: /s/ George A. Scangos, Ph.D.
   -------------------------------------       -----------------------------

Title: [*] [Executive Vice President,      Title: President & CEO
           Pharmacia & Upjohn, Inc.]              -------------------------
           -----------------------------

Date: Feb. 23, 1999                        Date: Feb. 18, 1999
     -----------------------------------   --------------------------------

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED

                                      33.

                                   EXHIBIT A

                        TOP 20 PHARMACEUTICAL COMPANIES

                               Merck & Co., Inc.
                               Johnson & Johnson
                                 Novartis Group
                            Bristol-Myers Squibb Co.
                   American Home Products Corp./Monsanto Co.
                              Glaxo Wellcome Plc.
                            SmithKline Beecham Plc.
                                  Pfizer, Inc.
                              Abbott Laboratories
                               Roche Holding Ltd.
                                 Hoechst Group
                               Eli Lilly and Co.
                                  Bayer Group
                             Schering-Plough Corp.
                            Pharmacia & Upjohn, Inc.
                               Warner-Lambert Co.
                                   BASF Group
                           Baxter International, Inc.
                                    Astra AB
                               Rhone-Poulenc S.A.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                   EXHIBIT B

                             THIRD PARTY TECHNOLOGY

TECHNOLOGY/1/                  LICENSOR                 AGREEMENT TITLE           AGREEMENT DATE
[ * ]                [ * ]                         Letter Agreement           [ * ]
[ * ]                [ * ]                         License Agreement          [ * ]
                                                   Amendment to License       [ * ]
                                                   Agreement
[ * ]                [ * ]                         License Agreement          [ * ]
                                                   Amendment to License       [ * ]
                                                   Agreement
[ * ]                [ * ]                         Non-Exclusive License      [ * ]
                                                   Agreement for Internal
                                                   Research Use Only
[ * ]                [ * ]                         License Agreement          [ * ]
[ * ]                [ * ]                         License Agreement          [ * ]
[ * ]                [ * ]                         License Agreement          [ * ]
[ * ]                [ * ]                         License Agreement          [ * ]

--------------------------------
/1/ A general description of the technology licensed by Exelixis. Please see cited license agreement(s) for more detailed information regarding the scope of Exelixis' rights with respect to such technology.
/2/ [ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED

                                   EXHIBIT C

                                 PRESS RELEASE

                                                                  DRAFT- 2/23/99

  EXELIXIS PHARMACEUTICALS AND PHARMACIA & UPJOHN FORM RESEARCH COLLABORATION
-------------------------------------------------------------------------------

Collaborative Research Agreement to Focus on the Identification of Novel Targets in the Areas of Alzheimer's Disease and Metabolic Syndrome.

South San Francisco, CA and Bridgewater, NJ, February 24, 1999 - Exelixis Pharmaceuticals, Inc. and Pharmacia & Upjohn, Inc. announced today the signing of a five-year research collaboration focused on the identification of novel targets for small molecule therapeutics in the areas of Alzheimer's disease and Metabolic Syndrome, including diabetes and obesity.

Exelixis will utilize its proprietary PathFinder(TM) Technology coupled with genomic and computational biology technologies to identify and validate novel targets for drug discovery. It is anticipated that Exelixis' affiliate, Artemis Pharmaceuticals GmbH, will also participate in the collaboration.

"This collaboration with P&U is our first in what we anticipate will be a series of relationships with major pharmaceutical companies," said George Scangos, Ph.D. President and Chief Executive Officer of Exelixis. "Pharmacia & Upjohn's investment in the broad-based technology platform and intellectual capital provided by Exelixis is an endorsement of our ability to focus the power of genetics and genomics towards the acceleration of drug discovery."

Added Geoffrey Duyk, M.D., Ph.D. Chief Scientific Officer at Exelixis: :"Genetic tools offer the most definitive biological test of the therapeutic potential of modulating the activity of a candidate target. Targets selected on this basis will increase the likelihood that compounds directed against the target will result in an effective new therapeutic agent."

"The ability to efficiently and accurately identify controlling genes in disease and physiologic pathways is a critical success factor in drug discovery," said Goran Ando, M.D., Executive Vice President and President of Research and Development at Pharmacia & Upjohn "Exelixis is well qualified to complement Pharmacia & Upjohn drug discovery expertise in this regard."

Under the terms of the agreement, Exelixis will receive substantial committed funding in the form of research support, upfront payment and equity during the initial five-year term. Exelixis also will potentially receive milestone payments, as well as royalties based on the future sales of products arising from the collaboration. A portion of Pharmacia & Upjohn's equity investment in Exelixis will be made after Exelixis' Initial Public Offering. Financial details of the agreement were not disclosed.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Within the collaboration, and subject to certain rights of P&U, Exelixis has retained the rights to develop small molecule therapeutics outside the field of the sponsored research as well as in the field(s) of research for targets not selected by Pharmacia & Upjohn. In addition, Exelixis retains all rights with respect to agriculture, animal health, and, subject to certain rights of P&U, rights for the development of potential biotherapeutic products arising from the collaboration.

Exelixis Pharmaceuticals, Inc., together with its affiliate, Artemis Pharmaceuticals GmbH, represent the premiere model system genetics biopharmaceutical organization focused on the identification and validation of novel screening targets and proteins for the pharmaceutical, diagnostic, agricultural, and animal health industries. Their PathFinder(TM) Technology utilizes a systematic genetics approach in model organisms including Drosophila,
C. elegans, zebrafish and mice to identify critical genes in disease and physiological pathways, determine functional relationships and select optimal targets for intervention. Exelixis' drug discovery programs include the areas of CNS, inflammation, metabolic disease, and oncology. Information about Exelixis including news releases are available on the Company's website at: http//www.exelixis.com.

Pharmacia & Upjohn is a global innovation driven pharmaceutical and health care company. Pharmacia & Upjohn's products, services and employees demonstrate its commitment to improve wellness and quality of life for people around the world.

                                     2.